Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Third Quarter Results

ST. LOUIS (August 5, 2020) - Spire Inc. (NYSE: SR) today reported results for its fiscal third quarter ended June 30, 2020. Highlights include:

•	Net loss of $92.3 million, or $1.87 per diluted share, reflecting non-cash, pre-tax impairment charges of $148.6 million, compared to a prior year loss of $3.0 million, or $0.09 per share
•	Net economic earnings (NEE)* of $7.3 million compared to $5.0 million a year ago; NEE per share of $0.07 for both periods
•	FY20 NEE expected to be $3.70 - $3.75 per share; long-term NEE per share growth targeted at 4-7%

“Amid the coronavirus, the resulting economic slowdown and social unrest across our country, we’ve remained focused on safely and reliably serving our customers. We’re committed to providing the energy people need to fuel their daily lives while also stepping up to support people and communities in new ways,” said Suzanne Sitherwood, president and chief executive officer of Spire. “During the quarter, decisions in two key areas stand out as we move the company forward. We made significant progress in resolving several open items regarding the regulatory recovery of our pipeline upgrade investments in Missouri. We also made important decisions regarding our development plan and related investment in Spire Storage, determining that a longer time horizon will be required for optimizing and positioning the business to serve its target markets. Overall, our third quarter results were driven by our gas utilities as we continued our initiatives to upgrade our infrastructure and enhance our operating efficiency and service levels. We look forward to further delivering value for our customers, communities and shareholders.”

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Earnings (Loss)* by Segment
Gas Utility	$8.4	$7.6
Gas Marketing	0.1	3.3
Other	(1.2)	(5.9)
Total	$7.3	$5.0	$0.07	$0.07
Impairments, pre-tax	(148.6)	—	(2.89)	—
Other net economic earnings adjustments, pre-tax	23.3	(10.7)	0.45	(0.21)
Income tax effect of pre-tax adjustments	25.7	2.7	0.50	0.05
Net Income	$(92.3)	$(3.0)	$(1.87)	$(0.09)
Weighted Average Diluted Shares Outstanding	51.2	50.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net loss for the three months ended June 30, 2020, the third quarter of our fiscal year, was $92.3 million, or $1.87 per diluted share, compared to a loss of $3.0 million, or $0.09 per share a year ago. The current year period includes non-cash, pre-tax impairment charges totaling $148.6 million ($117.3 million after tax) that relate principally to a write-down of our Spire Storage asset value as previously announced. See additional information in the Other section detailing quarterly results later in this news release.

For the third quarter of fiscal 2020, NEE was $7.3 million ($0.07 per share), compared to $5.0 million ($0.07 per share) last year. The increase in earnings reflects improved contribution from Gas Utility and Other operations partially offset by lower results from Gas Marketing. Per share results reflect the impacts of preferred and common stock issued over the last twelve months.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions. For the fiscal 2020 periods presented, adjustments for Missouri Infrastructure System Replacement Surcharge (ISRS) revenues reflect the regulatory settlement reached in the third quarter regarding the 2016-2018 ISRS cases that will result in a $15.0 million one-time bill credit to Spire Missouri customers. See additional information under Regulatory Matters later in this news release.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Third quarter NEE was $8.4 million, up from $7.6 million in the prior year. The segment benefited from higher ISRS revenues and customer growth, combined with lower operation and maintenance (O&M) expenses, slightly offset by higher depreciation and marginally unfavorable regulatory adjustments in Alabama.

Contribution margin increased $2.9 million, reflecting higher ISRS of $7.3 million, partially offset by COVID-19 impacts of $2.5 million due to lower late payment fees and volumes net of fixed charges.

O&M expenses of $112.5 million for the quarter were up $1.3 million from last year reflecting a $9.5 million quarter-over-quarter increase in benefit costs in O&M primarily due to non-service pension costs recorded in Other Income (Expense). Excluding this adjustment, which had no bottom-line impact, O&M expenses were down $8.2 million. The decrease was driven by lower employee-related costs offset by COVID-19 related expense totaling $3.4 million including higher bad debt expenses. Depreciation and amortization expenses increased $2.7 million from last year, reflecting incremental capital investment across all our utilities over the past year. Taxes other than income taxes increased $2.0 million, reflecting primarily higher volume-driven gross receipts taxes.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. Third quarter NEE was $0.1 million, down from $3.3 million in the prior year, as higher volumes associated with the segment’s business expansion were more than offset by the costs of incremental storage capacity, transportation fees, and less favorable market conditions.

Other

Other operations and corporate costs on a NEE basis were $1.2 million in the third quarter of fiscal 2020, a $4.7 million improvement over the prior year, due to higher earnings from Spire STL Pipeline, which began commercial operations late in calendar 2019, and a smaller loss from Spire Storage. These benefits were only partially offset by slightly higher interest expense and other corporate costs. On an adjusted EBITDA basis, Spire Storage incurred a loss of $0.9 million in the current quarter compared to a loss of $4.4 million a year ago.

The third quarter of fiscal 2020 includes a non-cash, pre-tax impairment charge of $140.8 million related to Spire Storage, reflecting a write-down of the value of storage assets as a result of a longer time horizon required to optimize and position it to serve western U.S. energy markets that continue to evolve. We remain committed to serving our customers through the ongoing development and operation of the facility, which is expected to include $20 million in capital investment over the next two years to enhance the facility’s capabilities. We expect to file a Section 7(c) application with the Federal Energy Regulatory Commission by early fiscal 2021, outlining a specific path for future development.

Third quarter results also include an impairment charge of $7.8 million related to two commercial compressed natural gas fueling stations.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Earnings (Loss)* by Segment
Gas Utility	$221.8	$220.7
Gas Marketing	11.3	17.8
Other	(10.0)	(19.7)
Total	$223.1	$218.8	$4.14	$4.27
Impairments, pre-tax	(148.6)	—	(2.90)	—
Other net economic earnings adjustments, pre-tax	3.2	0.2	0.06	—
Income tax effect of pre-tax adjustments	30.6	(0.1)	0.60	—
Net Income	$108.3	$218.9	$1.90	$4.27
Weighted Average Diluted Shares Outstanding	51.2	50.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2020, consolidated net income was $108.3 million ($1.90 per diluted share) compared to $218.9 million ($4.27 per share) in the prior-year period. The decrease reflects the impairment charges recorded in the third quarter.

NEE for the nine months ended June 30, 2020, was $223.1 million ($4.14 per share), compared to $218.8 million ($4.27 per share) a year ago. This increase reflects improved performance at Gas Utility, Spire STL Pipeline and Spire Storage, partially offset by lower Gas Marketing earnings. We estimate that the impact of COVID-19 across our businesses in our current year-to-date pre-tax operating results was approximately $7.6 million, principally in lower demand and fees, and higher costs for bad debts. The lower NEE per share reflects the impact of preferred and common stock issued over the last twelve months.

Gas Utility

For the first nine months of fiscal 2020, the Gas Utility segment reported NEE of $221.8 million, up slightly from $220.7 million a year ago. This increase reflects a higher contribution margin, and slightly lower O&M expenses, after adjusting for the pension transfer reflected in Other Income (Expense), partially offset by higher depreciation and amortization expense.

Year-to-date segment contribution margin increased by $13.1 million, reflecting an increase of $13.0 million in ISRS revenues (net of the true-up of the provisions for ISRS rulings), customer growth, and $4.3 million favorable rate adjustments under the RSE mechanism at Spire Alabama. These positive factors were partially offset by lower volumetric margins across Spire Alabama and Spire Missouri (net of weather mitigation).

O&M expenses decreased by $11.6 million compared to the prior-year period, reflecting the pension adjustment described earlier. Excluding this adjustment, O&M expenses decreased by $2.6 million due to lower operation and employee-related costs. Depreciation and amortization expense rose by $8.0 million due to incremental capital investment across our utilities over the past year.

Gas Marketing

NEE, which excludes mark-to-market and fair value adjustments, was $11.3 million for the nine months ended June 30, 2020, down from $17.8 million in the prior-year period. The benefit of higher volumes from business expansion were more than offset by the costs of incremental storage capacity, transportation fees, and less favorable market conditions.

Other

On a NEE basis, year-to-date results for other operations and corporate costs were $10.0 million, a $9.7 million improvement over the prior-year period. The improvement was driven by an increase in earnings from Spire STL Pipeline and a smaller loss from Spire Storage. On an adjusted EBITDA basis, Spire Storage incurred a loss of $3.7 million in the current period, down from $11.7 million a year ago.

Regulatory Matters

Missouri

In early 2020, legislation was introduced in both the Missouri House and Senate to clarify language in the statute governing the ISRS mechanism. Specifically, the legislation sought to ensure we can continue to upgrade our infrastructure, enhance its safety and reliability, and secure timely recovery of costs incurred. The legislation, which was passed on May 15, 2020, signed by the governor on July 2, and becomes effective on August 28, clarifies infrastructure investments that qualify for ISRS recovery.

As previously reported, the Missouri Western District Court of Appeals issued rulings determining that certain Spire Missouri expenditures for infrastructure upgrades in 2016 through 2018 were not eligible for recovery under ISRS and remanded the cases back to the Missouri Public Service Commission (MoPSC).

In the third quarter of fiscal 2020, Spire Missouri reached a settlement with the MoPSC staff and the Office of Public Counsel resolving these cases that was subsequently approved by the MoPSC. Under the settlement, Spire Missouri will make a one-time bill credit of $15.0 million to Spire Missouri customers in August 2020. This settlement was applied to the $12.2 million provision accrued in fiscal 2019, with the remaining $2.8 million impacting fiscal 2020 results and the true up reflected in this year’s third quarter.

ISRS rates going forward remain unchanged as a result of the settlement. Our current approved annual run rate for ISRS revenues is $40.3 million, including the latest approved increase effective May 25, 2020 for $11.1 million annualized.

Guidance and Outlook

We expect NEE per share for fiscal 2020 to be $3.70 - $3.75. This earnings guidance reflects year-to-date results and greater clarity regarding ISRS and the expected impacts of COVID-19. Specifically, we expect coronavirus impacts to be approximately $0.09 per share, driven by lower commercial demand and fees, as well as higher bad debt costs. The impact of the ISRS refund on NEE is $0.04 per share in fiscal 2020.

We affirm our annual long-term NEE per share growth target of 4-7%, based on growth in our utility rate base of 7-8%. We have also updated our fiscal 2020 capital investment forecast to $650 million.

Balance Sheets and Cash Flow

We maintain a balanced capital structure with ample liquidity. At June 30, 2020, our adjusted long-term capitalization was 48.4 percent equity, compared to 51.9 percent equity at September 30, 2019, our last fiscal year-end. The decrease in our equity ratio is due to the completion of $410 million in net debt financings during the first quarter of fiscal 2020 and the impairment charges.

Short-term borrowings outstanding at June 30, 2020, were $477.6 million, down from $743.2 million at September 30, 2019, reflecting stronger cash flow and the use of the long-term debt financing to pay down short-term borrowings. Our working capital needs are seasonal in nature and typically peak during the winter. We retain significant capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs. Spire had nearly $650 million of available liquidity at quarter end.

Net cash provided by operating activities was $453.8 million for the nine months ended June 30, 2020, up from $440.6 million for same period in fiscal 2019. The increase was largely driven by fluctuations in working capital balances.

Capital expenditures for the first nine months of fiscal 2020 were $475.7 million, down from $608.5 million in the prior year, reflecting principally a decrease in investment in Spire STL Pipeline which was placed into service in late 2019.

For additional details on Spire’s results for the third quarter and first nine months of fiscal 2020, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.6225 per share, payable October 2, 2020, to shareholders of record on September 11, 2020. We have continuously paid a cash common stock dividend since 1946, with 2020 marking the 17th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90 percent Series A Cumulative Redeemable Preferred Stock payable November 16, 2020, to holders of record on October 26, 2020.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2020 third quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, August 5
11 a.m. CT (Noon ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 1 p.m. CT (2 p.m. ET) on August 5 until September 5, 2020 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10145812.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.8 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, the COVID-19 health crisis, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release also includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” “adjusted long-term capitalization,” “contribution margin,” and “adjusted EBITDA.” Management uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions. For the fiscal 2020 periods presented, adjustments for Missouri Infrastructure System Replacement Surcharge revenues reflect the regulatory settlement reached in the third quarter of fiscal 2020, such that the related GAAP provisions for customer credit for fiscal 2020 to date is reflected in net economic earnings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin is defined as operating revenues less natural and propane gas costs and gross receipts taxes expense, which are directly passed on to customers and collected through revenues. Adjusted long-term capitalization treats preferred stock as 50% debt and 50% equity, as rating agencies would treat preferred stock. Adjusted EBITDA is earnings before impairments, interest, income taxes, depreciation and amortization. Management believes adjusted EBITDA provides a helpful additional measure of core results of Spire Storage. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Operating Revenues:
Gas Utility	$305.7	$301.4	$1,515.4	$1,651.9
Gas Marketing and other	15.4	19.9	88.1	74.9
Total Operating Revenues	321.1	321.3	1,603.5	1,726.8
Operating Expenses:
Gas Utility
Natural and propane gas	70.7	75.5	534.3	664.6
Operation and maintenance	112.5	111.2	311.6	323.2
Depreciation and amortization	47.8	45.1	141.2	133.2
Taxes, other than income taxes	31.7	29.7	121.3	126.3
Total Gas Utility Operating Expenses	262.7	261.5	1,108.4	1,247.3
Impairments	148.6	—	148.6	—
Gas Marketing and other	16.3	46.5	140.2	151.6
Total Operating Expenses	427.6	308.0	1,397.2	1,398.9
Operating (Loss) Income	(106.5)	13.3	206.3	327.9
Interest Expense, Net	26.4	25.6	80.3	79.1
Other Income (Expense), Net	13.0	6.4	(0.8)	15.3
(Loss) Income Before Income Taxes	(119.9)	(5.9)	125.2	264.1
Income Tax (Benefit) Expense	(27.6)	(2.9)	16.9	45.2
Net (Loss) Income	(92.3)	(3.0)	108.3	218.9
Provision for preferred dividends	3.7	1.6	11.1	1.6
(Loss) Income allocated to participating securities	(0.1)	—	0.2	0.5
Net (Loss) Income Available to Common Shareholders	$(95.9)	$(4.6)	$97.0	$216.8

Weighted Average Number of Shares Outstanding:
Basic	51.2	50.7	51.1	50.6
Diluted	51.2	50.7	51.2	50.8

Basic (Loss) Earnings Per Common Share	$(1.87)	$(0.09)	$1.90	$4.28
Diluted (Loss) Earnings Per Common Share	$(1.87)	$(0.09)	$1.90	$4.27
Dividends Declared Per Common Share	$0.6225	$0.5925	$1.8675	$1.7775

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2020	2019	2019
ASSETS
Utility Plant	$6,472.2	$6,146.5	$5,990.6
Less: Accumulated depreciation and amortization	1,882.1	1,794.5	1,770.4
Net Utility Plant	4,590.1	4,352.0	4,220.2
Non-utility Property	420.1	477.8	416.6
Other Investments	70.6	72.3	74.8
Total Other Property and Investments	490.7	550.1	491.4
Current Assets:
Cash and cash equivalents	7.4	5.8	5.8
Accounts receivable, net	248.1	289.6	336.7
Inventories	148.6	196.6	158.2
Other	155.2	122.5	149.1
Total Current Assets	559.3	614.5	649.8
Deferred Charges and Other Assets	2,182.5	2,102.6	1,970.6
Total Assets	$7,822.6	$7,619.2	$7,332.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,591.4	1,556.8	1,543.5
Retained earnings	774.6	775.5	844.3
Accumulated other comprehensive loss	(49.6)	(31.3)	(17.2)
Total Shareholders' Equity	2,558.4	2,543.0	2,612.6
Temporary equity	4.1	3.4	—
Long-term debt (less current portion)	2,478.3	2,082.6	2,042.3
Total Capitalization	5,040.8	4,629.0	4,654.9
Current Liabilities:
Current portion of long-term debt	5.4	40.0	165.0
Notes payable	477.6	743.2	434.0
Accounts payable	200.8	301.5	297.6
Accrued liabilities and other	424.0	384.1	323.0
Total Current Liabilities	1,107.8	1,468.8	1,219.6
Deferred Credits and Other Liabilities:
Deferred income taxes	479.7	451.4	490.4
Pension and postretirement benefit costs	271.9	264.8	172.1
Asset retirement obligations	348.2	337.6	328.9
Regulatory liabilities	449.6	399.0	396.3
Other	124.6	68.6	69.8
Total Deferred Credits and Other Liabilities	1,674.0	1,521.4	1,457.5
Total Capitalization and Liabilities	$7,822.6	$7,619.2	$7,332.0

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2020	2019
Operating Activities:
Net Income	$108.3	$218.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146.8	134.9
Deferred income taxes and investment tax credits	17.0	42.6
Impairments	148.6	—
Changes in assets and liabilities	28.0	46.1
Other	5.1	(1.9)
Net cash provided by operating activities	453.8	440.6

Investing Activities:
Capital expenditures	(475.7)	(608.5)
Business acquisitions	—	(7.9)
Other	5.6	(7.1)
Net cash used in investing activities	(470.1)	(623.5)

Financing Activities:
Issuance of preferred stock	—	242.0
Issuance of long-term debt	510.0	190.0
Repayment of long-term debt	(147.0)	(59.1)
Repayment of short-term debt, net	(265.6)	(119.6)
Issuance of common stock	33.2	5.7
Dividends paid on common stock	(95.7)	(88.9)
Dividends paid on preferred stock	(11.1)	—
Other	(5.9)	(2.8)
Net cash provided by financing activities	17.9	167.3

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	1.6	(15.6)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	5.8	21.4
Cash, Cash Equivalents, and Restricted Cash at End of Period	$7.4	$5.8

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2020
Net Income (Loss) [GAAP]	$12.6	$13.6	$(118.5)	$(92.3)	$(1.87)
Adjustments, pre-tax:
Impairments	—	—	148.6	148.6	2.89
Provision for ISRS rulings	(4.8)	—	—	(4.8)	(0.09)
Unrealized gain on energy-related derivatives	(0.6)	(17.9)	—	(18.5)	(0.36)
Income tax effect of adjustments (1)	1.2	4.4	(31.3)	(25.7)	(0.50)
Net Economic Earnings (Loss) [Non-GAAP]	$8.4	$0.1	$(1.2)	$7.3	$0.07

Three Months Ended June 30, 2019
Net Income (Loss) [GAAP]	$7.6	$(4.7)	$(5.9)	$(3.0)	$(0.09)
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	8.0	—	8.0	0.16
Lower of cost or market inventory adjustments	—	2.7	—	2.7	0.05
Income tax effect of adjustments (1)	—	(2.7)	—	(2.7)	(0.05)
Net Economic Earnings (Loss) [Non-GAAP]	$7.6	$3.3	$(5.9)	$5.0	$0.07

Nine Months Ended June 30, 2020
Net Income (Loss) [GAAP]	$222.0	$13.6	$(127.3)	$108.3	$1.90
Adjustments, pre-tax:
Impairments	—	—	148.6	148.6	2.90
Unrealized gain on energy-related derivatives	(0.2)	(3.0)	—	(3.2)	(0.06)
Income tax effect of adjustments (1)	—	0.7	(31.3)	(30.6)	(0.60)
Net Economic Earnings (Loss) [Non-GAAP]	$221.8	$11.3	$(10.0)	$223.1	$4.14

Nine Months Ended June 30, 2019
Net Income (Loss) [GAAP]	$220.7	$18.2	$(20.0)	$218.9	$4.27
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(3.3)	—	(3.3)	(0.06)
Lower of cost or market inventory adjustments	—	2.7	—	2.7	0.05
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	—	0.2	(0.1)	0.1	—
Net Economic Earnings (Loss) [Non-GAAP]	$220.7	$17.8	$(19.7)	$218.8	$4.27

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2020
Operating Income (Loss) [GAAP]	$20.4	$18.2	$(145.1)	$—	$(106.5)
Operation and maintenance expenses	115.5	2.2	10.5	(3.3)	124.9
Depreciation and amortization	47.8	0.2	2.1	—	50.1
Taxes, other than income taxes	31.7	0.2	(0.8)	—	31.1
Impairments	—	—	148.6	—	148.6
Less: Gross receipts tax expense	(17.2)	(0.1)	0.1	—	(17.2)
Contribution Margin [Non-GAAP]	198.2	20.7	15.4	(3.3)	231.0
Natural and propane gas costs	90.6	(9.2)	0.1	(8.6)	72.9
Gross receipts tax expense	17.2	0.1	(0.1)	—	17.2
Operating Revenues	$306.0	$11.6	$15.4	$(11.9)	$321.1

Three Months Ended June 30, 2019
Operating Income (Loss) [GAAP]	$25.3	$(7.0)	$(5.0)	$—	$13.3
Operation and maintenance expenses	113.4	3.2	8.4	(2.6)	122.4
Depreciation and amortization	45.1	—	0.7	—	45.8
Taxes, other than income taxes	29.7	0.1	0.4	—	30.2
Less: Gross receipts tax expense	(18.2)	—	—	—	(18.2)
Contribution Margin [Non-GAAP]	195.3	(3.7)	4.5	(2.6)	193.5
Natural and propane gas costs	88.1	22.0	0.1	(0.6)	109.6
Gross receipts tax expense	18.2	—	—	—	18.2
Operating Revenues	$301.6	$18.3	$4.6	$(3.2)	$321.3

Nine Months Ended June 30, 2020
Operating Income (Loss) [GAAP]	$329.6	$18.2	$(141.5)	$—	$206.3
Operation and maintenance expenses	319.9	8.9	28.0	(9.6)	347.2
Depreciation and amortization	141.2	0.3	5.3	—	146.8
Taxes, other than income taxes	121.3	0.9	0.5	—	122.7
Impairments	—	—	148.6	—	148.6
Less: Gross receipts tax expense	(79.4)	(0.3)	—	—	(79.7)
Contribution Margin [Non-GAAP]	832.6	28.0	40.9	(9.6)	891.9
Natural and propane gas costs	603.7	48.9	0.3	(21.0)	631.9
Gross receipts tax expense	79.4	0.3	—	—	79.7
Operating Revenues	$1,515.7	$77.2	$41.2	$(30.6)	$1,603.5

Nine Months Ended June 30, 2019
Operating Income (Loss) [GAAP]	$317.2	$22.3	$(11.6)	$—	$327.9
Operation and maintenance expenses	330.3	8.5	22.3	(8.2)	352.9
Depreciation and amortization	133.2	—	1.7	—	134.9
Taxes, other than income taxes	126.3	0.6	1.2	—	128.1
Less: Gross receipts tax expense	(87.5)	(0.1)	—	—	(87.6)
Contribution Margin [Non-GAAP]	819.5	31.3	13.6	(8.2)	856.2
Natural and propane gas costs	746.6	38.2	0.7	(2.5)	783.0
Gross receipts tax expense	87.5	0.1	—	—	87.6
Operating Revenues	$1,653.6	$69.6	$14.3	$(10.7)	$1,726.8

Spire Storage Adjusted EBITDA1 Reconciliation to GAAP

(In Millions)	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net Loss [GAAP]	$(113.0)	$(5.1)	$(118.2)	$(12.9)
Add back:
Impairments	140.8	—	140.8	—
Interest charges	0.7	1.5	3.4	3.4
Income tax benefit	(30.0)	(1.3)	(31.4)	(3.4)
Depreciation and amortization	0.6	0.5	1.7	1.2
Adjusted EBITDA [Non-GAAP]	$(0.9)	$(4.4)	$(3.7)	$(11.7)

[1] Adjusted EBITDA is earnings before impairments, interest, income taxes, depreciation and amortization.

Adjusted Long-Term Capitalization Reconciliation to GAAP

(In Millions)	June 30, 2020			September 30, 2019
	Equity[2]	Debt	Total	Equity[2]	Debt	Total
Capitalization	$2,562.5	$2,478.3	$5,040.8	$2,546.4	$2,082.6	$4,629.0
Current portion of long-term debt	—	5.4	5.4	—	40.0	40.0
Long-term Capitalization [GAAP]	2,562.5	2,483.7	5,046.2	2,546.4	2,122.6	4,669.0
Reclassify 50% of preferred stock	(121.0)	121.0	—	(121.0)	121.0	—
Adjusted Long-term Capitalization [Non-GAAP]	$2,441.5	$2,604.7	$5,046.2	$2,425.4	$2,243.6	$4,669.0

% of adjusted long-term capitalization	48.4%	51.6%	100.0%	51.9%	48.1%	100.0%

[2] Temporary equity of $4.1 million and $3.4 million is included in equity as of June 30, 2020 and September 30, 2019, respectively.